QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(B)(3)
Registration No. 333-114342

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 22, 2004)

SEPRACOR INC.
$750,000,000
0% SERIES A CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2008
0% SERIES B CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010

24,597,500 Shares of Common Stock,
$0.10 Par Value Per Share

        This prospectus supplement supplements the prospectus dated June 22, 2004 of Sepracor Inc. relating to the resale from time to time by selling securityholders of our 0% Series A Convertible Senior Subordinated Notes due 2008 and 0% Series B Convertible Senior Subordinated Notes due 2010, which we refer to collectively as the notes, and shares of Sepracor Inc. common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus. Capitalized terms used and not defined in this prospectus supplement have the meaning given to them in the prospectus.

        Investing in the notes or our common stock involves risks. See "Risk Factors" beginning on page 6 of the prospectus.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2004.

        The section of the prospectus entitled "Selling Securityholders" on pages 48-53 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

        We originally sold the notes on December 12, 2003 to Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC and U.S. Bancorp Piper Jaffray Inc., as initial purchasers. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

        Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the notes and the shares of our common stock issuable upon conversion of the notes and to keep the registration statement effective until the earlier of:

  •
  such date when no registrable securities remain outstanding; and

  •
  such date that is two years after the date the Commission declares this registration statement effective.

        The selling securityholders may choose to sell notes and/or the shares of common stock issuable upon conversion of the notes from time to time. The transfer of the securities is further discussed under the heading "Plan of Distribution."

        The following table sets forth:

  (1)
  the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement;

  (2)
  the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement; and

  (3)
  the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

        To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

        A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

        The information contained under the column heading "Shares of Common Stock That May be Sold" assumes conversion of:

  •
  the full amount of Series A notes held by the holders at the initial rate of $31.8928 in principal amount of the Series A notes per share of common stock; and

  •
  the full amount of Series B notes held by the holders at the initial rate of $29.8352 in principal amount of the Series B notes per share of common stock.

Name	Amount of Series A Notes That May be Sold	Amount of Series A Notes Owned Before Offering	Amount of Series B Notes That May be Sold	Amount of Series B Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
ADi Alternative Investments	5,000,000	5,000,000	—	—	156,775	0
AG Domestic Convertibles, L.P.(1)	—	—	10,200,000	10,200,000	341,878	0
AG Offshore Convertibles, Ltd.(1)	—	—	23,800,000	23,800,000	797,716	0
Alexandra Global Master Fund, Ltd	8,000,000	8,000,000	5,000,000	5,000,000	418,427	0
AM Master Fund I LP	24,995,000	24,995,000	3,850,000	3,850,000	912,760	0
Argent Classic Convertible Arbitrage Fund L.P.	1,810,000	1,810,000	5,250,000	5,250,000	232,719	0
Argent Classic Convertible Arbitrage Fund II, L.P.	420,000	420,000	1,290,000	1,290,000	56,406	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd	7,110,000	7,110,000	18,900,000	18,900,000	856,413	0
Argent LowLev Convertible Arbitrage Fund LLC	—	—	3,470,000	3,470,000	116,305	0
Argent LowLev Convertible Arbitrage Fund Ltd	3,900,000	3,900,000	11,100,000	11,100,000	494,328	0
Argent LowLev Convertible Arbitrage Fund II, LLC	—	—	530,000	530,000	17,764	0
Arkansas Teacher Retirement	—	—	3,170,000	3,170,000	106,250	0
Banc of America Securities LLC(2)	2,500,000	2,500,000	2,500,000	2,500,000	162,180	0
Baptist Health of South Florida	—	—	385,000	385,000	12,904	0
Barclays Global Investors Diversified Alpha Plus Funds	2,110,000	2,110,000	—	—	66,159	0
Basso Holdings Ltd	—	—	3,889,000	3,889,000	130,349	0
Basso Multi-Strategy Holding Fund Ltd	—	—	7,500,000	7,500,000	251,381	1,500
BMO Nesbitt Burns Inc.(2)	—	—	12,500,000	12,500,000	418,968	0
BNP Paribas Equity Strategies, SNC(1)	6,606,000	6,606,000	11,612,000	11,612,000	596,336	23,104
BP Amoco PLC Master Trust	—	—	1,202,000	1,202,000	40,288	0
Canyon Capital Arbitrage Master Fund, Ltd.(1)	—	—	5,250,000	5,250,000	175,966	32,474(3)
Canyon Value Realization Fund, L.P.(1)	—	—	2,625,000	2,625,000	87,983	16,237(3)
Canyon Value Realization Fund (Cayman), Ltd.(1)	—	—	7,175,000	7,175,000	240,488	44,381(3)
Canyon Value Realization Mac 18, Ltd. (RMF)(1)	—	—	1,050,000	1,050,000	35,193	6,494(3)
CGNU Life Fund	—	—	600,000	600,000	20,110	0
Class C Trading Company, Ltd	—	—	820,000	820,000	27,484	0
Clinton Multistrategy Master Fund, Ltd	2,015,000	2,015,000	3,850,000	3,850,000	192,222	0
Clinton Riverside Convertible Portfolio Limited	3,985,000	3,985,000	8,650,000	8,650,000	414,876	0
CNH CA Master Account, L.P.	500,000	500,000	—	—	15,677	0
Commercial Union Life Fund	—	—	700,000	700,000	23,462	0
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	7,110,000	7,110,000	11,495,000	11,495,000	608,217	0
Credit Suisse First Boston LLC	1,000,000	1,000,000	1,000,000	1,000,000	64,872	0
Credit Suisse First Boston Europe Limited(1)	20,000,000	20,000,000	400,000	400,000	640,507	0
CSS, LLC(2)	2,500,000	2,500,000	—	—	78,387	0
Custom Investments PCC, Ltd	—	—	400,000	400,000	13,407	0
DBAG London(1)	—	—	1,045,000	1,045,000	35,025	0
DB Equity Opportunities Master Portfolio Ltd	2,000,000	2,000,000	2,000,000	2,000,000	129,745	0
DEAM Convertible Arbitrage	1,000,000	1,000,000	1,000,000	1,000,000	64,872	0
Deutsche Bank Securities Inc.(2)	—	—	8,500,000	8,500,000	284,898	0
DKR Saturn Event Driven Holding Fund Ltd	5,000,000	5,000,000	—	—	156,775	0
DKR Saturn Holding Fund Ltd	5,000,000	5,000,000	—	—	156,775	0
DKR SoundShore Opportunity Holding Fund Ltd	—	—	661,000	661,000	22,155	0
DKR SoundShore Strategic Holding Fund Ltd	2,000,000	2,000,000	450,000	450,000	77,792	0
Engineers Joint Pension Fund	—	—	265,000	265,000	8,882	0
Equitec Group, LLC(1)	500,000	500,000	—	—	15,677	0
FHS Trading, Ltd.	8,000,000	8,000,000	4,000,000	4,000,000	384,910	0
Forest Fulcrum Fund LP(2)	4,220,000	4,220,000	—	—	132,318	0

Forest Global Convertible Fund, Ltd., Class A-5	17,010,000	17,010,000	—	—	533,348	0
Forest Multi-Strategy Master Fund SPC	5,363,000	5,363,000	—	—	168,156	0
Gaia Offshore Master Fund Ltd(1)	7,500,000	7,500,000	3,000,000	3,000,000	335,714	0
Geode U.S. Convertible Arbitrage Fund	7,000,000	7,000,000	—	—	219,485	0
Global Bermuda Limited Partnership	5,000,000	5,000,000	—	—	156,775	0
Goldman Sachs & Company(2)	1,600,000	1,600,000	10,500,000	10,500,000	402,101	0
Grace Convertible Arbitrage Fund, Ltd.	—	—	3,000,000	3,000,000	100,552	0
Hamilton Multi-Strategy Master Fund, LP	3,521,000	3,521,000	5,659,000	5,659,000	300,075	0
Harbert Convertible Arbitrage Master Fund, Ltd.(1)	—	—	12,500,000	12,500,000	418,968	0
HFR CA Global Opportunity Master Trust	1,400,000	1,400,000	—	—	43,897	0
HFR CA Global Select Master Trust Account	—	—	480,000	480,000	16,088	0
HFR RVA Select Performance Master Trust	748,000	748,000	—	—	23,453	0
Highbridge International LLC(1)	10,500,000	10,500,000	30,000,000	30,000,000	1,334,752	0
Hotel Union and Hotel Industry of Hawaii Pension Plan	—	—	291,000	291,000	9,753	0
Hourglass Master Fund, Ltd	1,700,000	1,700,000	—	—	53,303	0
Institutional Benchmarks Master Fund Ltd	—	—	1,776,000	1,776,000	59,527	0
JMG Capital Partners, LP	22,500,000	22,500,000	—	—	705,488	0
JMG Triton Offshore Fund Ltd	22,500,000	22,500,000	—	—	705,488	0
J.P. Morgan Securities Inc.(2)	7,500,000	7,500,000	—	—	235,162	217,347
KBC Convertible MAC 28 Limited(1)	—	—	—	—	293,050	0
KBC Convertible Opportunities Fund(1)	—	—	—	—	1,898,398	0
KBC Financial Products (Cayman Islands) Ltd.(1)	—	—	15,000,000	15,000,000	502,762	94,065(4)
KBC Financial Products USA Inc.(2)	4,500,000	4,500,000	3,950,000	3,950,000	273,490	32,474(3)
KBC Melody IAM Ltd(1)	—	—	—	—	135,464	0
KBC Multi-Strategy Arbitrage Fund(1)	—	—	—	—	2,988,775	0
Kd Convertible Arbitrage L.P.	—	—	2,000,000	2,000,000	67,035	0
Lakeshore International, Ltd	20,000,000	20,000,000	—	—	627,100	0
Laurel Ridge Capital, LP	—	—	2,000,000	2,000,000	67,035	0
LDG Limited	473,000	473,000	—	—	14,830	0
Lexington Vantage Fund	104,000	104,000	—	—	3,260	1,071(3)
Lyxor/AM Investment Fund Ltd	5,525,000	5,525,000	850,000	850,000	201,725	0
Lyxor/Convertible Arbitrage Fund Limited	1,314,000	1,314,000	1,080,000	1,080,000	77,398	0
Lyxor/Forest Fund Limited	5,250,000	5,250,000	—	—	164,613	0
Lyxor/Gaia II Fund Ltd.(1)	2,500,000	2,500,000	1,000,000	1,000,000	111,904	0
Lyxor Master Fund	—	—	2,000,000	2,000,000	67,035	0
Man Mac 2 Limited	2,479,000	2,479,000	5,341,000	5,341,000	256,745	0
Marathon Global Convertible Master Fund	—	—	37,500,000	37,500,000	1,256,906	0
Mellon HBV Master Convertible Arbitrage Fund L.P.(1)	1,020,000	1,020,000	670,000	670,000	54,438	0
Mellon HBV Master Leveraged Multi-Strategy Fund Ltd.(1)	140,000	140,000	—	—	4,389	0
Mellon HBV Master Multi-Strategy Fund Ltd.(1)	640,000	640,000	200,000	200,000	26,770	0
Mint Master Fund Ltd	200,000	200,000	130,000	130,000	10,628	0
MSD TCB, L.P.	11,000,000	11,000,000	18,500,000	18,500,000	964,978	0
MSS Convertible Arbitrage I	85,000	85,000	—	—	2,665	0
National Bank of Canada(1)	2,000,000	2,000,000	5,000,000	5,000,000	230,297	0
Nicholas Applegate Capital Management U.S. Convertible M.F.	—	—	445,000	445,000	14,915	0
Nisswa Master Fund Ltd	—	—	10,000,000	10,000,000	335,175	0
Nomura Securities International Inc.(2)	2,000,000	2,000,000	22,500,000	22,500,000	816,853	5,135
Norwich Union Life & Pensions	—	—	1,000,000	1,000,000	33,517	0
Onyx Fund Holdings, LDC	4,000,000	4,000,000	—	—	125,420	0
Piper Jaffray & Co.(2)	4,000,000	4,000,000	4,000,000	4,000,000	259,490	0

Privilege Portfolio SICAV	—	—	3,000,000	3,000,000	100,552	0
Pyramid Equity Strategies Fund	500,000	500,000	500,000	500,000	32,435	0
R2 Investments, LDC(1)	900,000	900,000	500,000	500,000	44,977	0
RBC Alternative Assets—Conv Arb	500,000	500,000	—	—	15,677	0
Relay 11 Holdings Co	923,000	923,000	—	—	28,940	0
RHP Master Fund, Ltd	—	—	8,500,000	8,500,000	284,898	0
Ritchie Beech Trading, Ltd	300,000	300,000	—	—	9,406	0
Royal Bank of Canada(1)	—	—	12,000,000	12,000,000	402,210	371,609
S.A.C. Capital Associates, LLC	1,000,000	1,000,000	—	—	31,355	1,000
Salomon Brothers Asset Management Inc.(1)	—	—	3,750,000	3,750,000	125,690	0
San Diego City Retirement	—	—	610,000	610,000	20,445	0
San Diego County Convertible	—	—	880,000	880,000	29,495	0
Silver Convertible Arbitrage Fund, LDC	—	—	1,100,000	1,100,000	36,869	0
Singlehedge U.S. Convertible Arbitrage Fund	1,620,000	1,620,000	3,238,000	3,238,000	159,324	0
Sphinx Convertible Arbitrage SPC	967,000	967,000	475,000	475,000	46,241	0
Sphinx Fund	526,000	526,000	—	—	16,492	2,348(3)
SSI Blended Market Neutral LP	—	—	584,000	584,000	19,574	0
SSI Hedged Convertible L.P.	—	—	644,000	644,000	21,585	0
Sturgeon Limited	1,350,000	1,350,000	1,674,000	1,674,000	98,437	0
Sunrise Partners Limited Partnership(1)	2,000,000	2,000,000	2,000,000	2,000,000	129,745	2,100
The Animi Master Fund, Ltd.	—	—	17,500,000	17,500,000	586,556	0
TQA Master Fund Ltd	4,577,000	4,577,000	—	—	143,511	51,501(3)
TQA Master Plus Fund Ltd	7,797,000	7,797,000	—	—	244,474	94,449(3)
Tredia Performance Fund Limited	—	—	200,000	200,000	6,703	0
Tribeca Investments L.T.D.	—	—	10,500,000	10,500,000	351,933	0
UBS AG, London Branch(1)	—	—	30,000,000	30,000,000	1,005,525	0
UBS O'Connor LLC	2,500,000	2,500,000	—	—	78,387	0
Univest Multi-Strategy—Conv Arb	300,000	300,000	—	—	9,406	0
Viacom Inc. Pension Plan Master Trust	—	—	28,000	28,000	938	0
Wachovia Bank National Association(1)	10,000,000	10,000,000	—	—	313,550	0
Wachovia Capital Markets LLC(2)	5,000,000	5,000,000	14,500,000	14,500,000	642,778	0
Wachovia Securities International Ltd.(2)	20,000,000	20,000,000	20,000,000	20,000,000	1,297,450	0
Waterstone Market Neutral MAC 51, Ltd	668,000	668,000	—	—	20,945	0
Whitebox Diversified Convertible Arbitrage Partners LP	—	—	5,000,000	5,000,000	167,587	21,649(3)
WPG Convertible Arbitrage Overseas Master Fund(1)	1,050,000	1,050,000	—	—	32,922	0
WPG MSA Convertible Arbitrage Fund(1)	150,000	150,000	—	—	4,703	0
Wyoming State Treasurer	—	—	565,000	565,000	18,937	0
Xavex Convertible Arbitrage 2 Fund	660,000	660,000	550,000	550,000	39,128	0
Xavex Convertible Arbitrage 4 Fund	148,000	148,000	—	—	4,640	0
Xavex Convertible Arbitrage 7 Fund	1,466,000	1,466,000	—	—	45,966	12,546(3)
Xavex Convertible Arbitrage 10 Fund	720,000	720,000	1,700,000	1,700,000	79,554	0
Zurich Institutional Benchmarks Master Fund Ltd	955,000	955,000	—	—	29,944	8,335(3)
TOTAL	250,000,000	250,000,000	500,000,000	500,000,000	24,597,500	N/A

(1)
The selling securityholder is an affiliate of a broker-dealer. See "Plan of Distribution" below.

(2)
The selling securityholder is a broker-dealer. See "Plan of Distribution" below.

(3)
Assumes conversion of the full amount of 5% debentures held by the holder at the rate of $92.38 in principal amount of the debentures per share of the common stock.

(4)
Assumes conversion of the full amount of registered 0% Series A notes held by the holder at a rate of $31.8928 in principal amount of the notes per share of the common stock.

Voting/Investment Control Table

        The following table sets forth the natural person(s) who exercise voting and/or investment control over the notes held by selling securityholders that do not file reports with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. The inclusion of any natural person in this table does not constitute an admission of beneficial ownership of any notes or shares of common stock issuable upon conversion of any notes.

Selling Securityholder	Natural person(s) with voting or investment power
AG Domestic Convertibles, L.P.	John M. Angelo, Michael L. Gordon
AG Offshore Convertibles, Ltd	John M. Angelo, Michael L. Gordon
Argent Classic Convertible Arbitrage Fund, LP	Nathaniel Brown, Robert Richardson
Argent Classic Convertible Arbitrage Fund II, LP	Nathaniel Brown, Robert Richardson
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	Nathaniel Brown, Robert Richardson
Argent LowLev Convertible Arbitrage Fund LLC	Nathaniel Brown, Robert Richardson
Argent LowLev Convertible Arbitrage Fund Ltd.	Henry Cox, Thomas Marshall
Argent LowLev Convertible Arbitrage Fund II LLC	Nathaniel Brown, Robert Richardson
Barclays Global Investors Diversified Alpha Plus Funds	Michael A. Boyd
Basso Holdings Ltd.	Howard Fischer(1)
Basso Multi-Strategy Holdings Fund Ltd	Howard Fischer(1)
BNP Paribas Equity Strategies, SNC	Jean Dominjon, Thomas J. Mahoney, Andrew Sterge
BP Amoco PLC Master Trust	John Gottfurcht, George Douglas and Amy Gottfurcht(2)
Canyon Capital Arbitrage Master Fund, Ltd.	Joshua S. Friedman, Mitchell R. Julis, Christian B. Evensen, Robert F. Turner(3)
Canyon Value Realization Fund, LP	Joshua S. Friedman, Mitchell R. Julis, Christian B. Evensen, Robert F. Turner(4)
Canyon Value Realization Fund (Cayman) Ltd.	Joshua S. Friedman, Mitchell R. Julis, Christian B. Evensen, Robert F. Turner(5)
Canyon Value Realization Mac 18, Ltd. (RMF)	Joshua S. Friedman, Mitchell R. Julis, Christian B. Evensen, Robert F. Turner(6)
CGNU Life Fund	David Clott
Class C Trading Company	Nathaniel Brown, Robert Richardson
Clinton Multistrategy Master Fund, Ltd.	Michael Vacca
Clinton Riverside Convertible Portfolio Limited	Michael Vacca
Commercial Union Life Fund	David Clott
Custom Investments PCC, Ltd.	Bruce McMahon, Saul Schwartzman, John Gordon
DBAG London	Patrick Corrigan
DKR Saturn Event Driven Holding Fund Ltd.	Ron Phillips (7)
DKR Saturn Holding Fund Ltd.	Mike Cotton(7)
DKR SoundShore Opportunity Holding Fund Ltd.	Howard Fischer(8)
DKR SoundShore Strategic Holding Fund Ltd.	Howard Fischer(8)
Forest Fulcrum Fund LP	Michael A. Boyd
Forest Global Convertible Fund, Ltd., Class A-5	Michael A. Boyd
Forest Multi-Strategy Master Fund SPC	Michael A. Boyd
Gaia Offshore Master Fund Ltd.	James F. O'Brien, Jr.(9)
Geode U.S. Convertible Arbitrage Fund	Vincent Gubitosi
Grace Convertible Arbitrage Fund, Ltd.	Bradford Whitmore, Michael Brailov
Hamilton Multi-Strategy Master Fund, LP	Michael Knox
HFR CA Global Opportunity Master Trust	Michael A. Boyd
HFR CA Global Select Master Trust Account	Nathaniel Brown, Robert Richardson
HFR RVA Select Performance Master Trust	Michael A. Boyd
Highbridge International LLC	Glenn Dubin, Henry Swieca(10)
Hotel Union and Hotel Industry of Hawaii Pension Plan	John Gottfurcht, George Douglas and Amy Gottfurcht(2)
Institutional Benchmarks Master Fund Ltd.	John Gottfurcht, George Douglas and Amy Gottfurcht(2)
JMG Capital Partners, LP	Jonathan M. Glaser(11)
JMG Triton Offshore Fund Ltd.	Roger Richter and Jonathan M. Glaser(12)
KBC Convertible MAC 28 Limited	Andy Preston
KBC Convertible Opportunities Fund	Andy Preston
KBC Financial Products (Cayman Islands) Ltd.	Luke Edwards
KBC Melody IAM Ltd.	Andy Preston

KBC Multi-Strategy Arbitrage Fund	Andy Preston
Laurel Ridge Capital, LP	Van Nguyen, John Illuzzi, Andrew Mitchell, Nathaniel Newlin, Timothy Walton, Venkatesh Reddy
LDG Limited	Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero(13)
Lexington Vantage Fund	Robert Butman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero(13)
Lyxor/Forest Fund Limited	Michael A. Boyd
Lyxor/Gaia II Fund Ltd.	James F. O'Brien, Jr.(9)
Lyxor Master Fund	Nathaniel Brown, Robert Richardson
Mellon HBV Master Multi-Strategy Fund Ltd.	Stuart Dobson
Mint Master Fund Ltd.	Stuart Dobson
MSD TCB, L.P.	John Phelan, Glenn Fuhrman
Nisswa Master Fund Ltd.	Aaron Yeary, Brian Taylor
Norwich Union Life & Pensions	David Clott
Onyx Fund Holdings, LDC	Andrew Royce(14)
Privilege Portfolio SICAV	David Clott
R2 Investments, LDC	Geoffrey Raynor(15)
RBC Alternative Investments—Conv Arb	Sheri Kaplan
Relay 11 Holding Co.	Michael A. Boyd
Silver Convertible Arbitrage Fund, LDC	Nathaniel Brown, Robert Richardson
Sphinx Convertible Arbitrage SPC	Michael A. Boyd
Sphinx Fund	Robert Butman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero
SSI Blended Market Neutral L.P.	John Gottfurcht, George Douglas and Amy Gottfurcht(2)
SSI Hedged Convertible L.P.	John Gottfurcht, George Douglas and Amy Gottfurcht(2)
Sturgeon Limited	Christian Menestrier(16)
Sunrise Partners Limited Partnership	S. Donald Sussman
The Animi Master Fund, Ltd.	Peter Hirsch(17)
TQA Master Fund Ltd	Robert Butman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero
TQA Master Plus Fund Ltd	Robert Butman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero
Tredia Performance Fund Limited	Nathaniel Brown, Robert Richardson
Univest Multi-Strategy—Conv Arb	Sheri Kaplan
Viacom Inc. Pension Plan Master Trust	John Gottfurcht, George Douglas and Amy Gottfurcht(2)
Whitebox Diversified Convertible Arbitrage Partners LP	Andrew Redleaf
WPG Convertible Arbitrage Overseas Master Fund	Sheri Kaplan
WPG MSA Convertible Arbitrage Fund	Sheri Kaplan
Xavex Convertible Arbitrage 2 Fund	Nathaniel Brown, Robert Richardson
Xavex Convertible Arbitrage 4 Fund	Michael A. Boyd
Xavex Convertible Arbitrage 7 Fund	Robert Butman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero
Xavex Convertible Arbitrage 10 Fund	Nathaniel Brown, Robert Richardson
Zurich Institutional Benchmarks Master Fund	Robert Butman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero

(1)
Basso Capital Management and Basso Asset Management are the respective investment managers to Basso Holdings Ltd and Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso Capital Management and Basso Asset Management.

(2)
SSI Investment Management, or SSI, has voting and investment control over the notes held by the selling securityholder. The principal shareholders of SSI are John Gottfurcht, George Douglas and Amy Gottfurcht.

(3)
Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd. and has the power to direct investments by the Canyon Capital Advisors Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, Christian B. Evenson and K. Robert Turner.

(4)
The general partner of Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the General Partner of Canpartners Investments III, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua Friedman, Mitchell R. Julis, Christian B. Evenson and K. Robert Turner.

(5)
Canyon Capital Advisors LLC is the investment advisor for Canyon Value Realization Fund (Cayman) Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua Friedman, Mitchell R. Julis, Christian B. Evenson and K. Robert Turner. In addition, Joshua S. Friedman, Mitchell R. Julis and, Christian B. Evenson own all of the ordinary shares of Canyon Value Realization Fund (Cayman) Ltd. with full voting rights on all matters.

(6)
Managed Accounts Limited is the parent company of Canyon Value Realization Mac 18, Ltd. Canyon Capital Advisors is the investment advisor for Canyon Value Realization Mac 18, Ltd. and has the power to direct investments. The managing partners of Canyon Capital Advisors LLC are Joshua Friedman, Mitchell R. Julis, Christian B. Evenson and K. Robert Turner.

(7)
DKR Saturn Management L.P., or DKR Saturn, is a registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd., or DKR Event Fund, and the DKR Saturn Holdings Fund Ltd., or DKR Fund. DKR Saturn has retained certain portfolio managers to act as the portfolio manager to the DKR Event Fund and the DKR Fund. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities held by the DKR Event Fund and the DKR Fund. DKR Saturn has been retained to act as the portfolio manager for the notes, and the shares of common stock issuable upon conversion of the notes, held by the DKR Event Fund and the DKR Fund. Ron Phillips has trading authority over the DKR Event Fund and Mike Cotton has trading authority over the DKR Fund.

(8)
DKR Capital Partners L.P., or DKR LP, is a registered investment advisor with the Securities and Exchange Commission and as such, is the investment manager to DKR SoundShore Opportunity Holding Fund Ltd., or DKR Opportunity, and DKR SoundShore Strategic Holding Fund Ltd., or DKR Strategic. DKR LP has retained certain portfolio managers to act as the portfolio manager to DKR Opportunity and DKR Strategic. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities held by DKR Opportunity and DKR Strategic. Howard Fischer is the portfolio manager for the notes, and the shares of common stock issuable upon conversion of the notes, held by DKR Opportunity and DKR Strategic.

(9)
Promethean Asset Management, LLC, a New York limited liability company, serves as investment manager to Gaia Offshore Master Fund, Ltd, or Gaia, and the trading advisor for Lyxor/Gaia II Fund Ltd., or Lyxor, and may be deemed to share beneficial ownership of the shares beneficially owned by Gaia and Lyxor, as a result of Promethean Asset Management's power to vote and dispose of securities in each of Gaia and Lyxor. The ownership information for each of these two selling securityholders does not include the ownership information for the other. Promethean Asset Management disclaims beneficial ownership of the shares beneficially owned by Gaia and Lyxor, and each of Gaia and Lyxor disclaims beneficial ownership of the shares beneficially owned by the other. James F. O'Brien, Jr. indirectly controls Promethean Asset Management. Mr. O'Brien disclaims beneficial ownership of the shares owned by Promethean Asset Management, Gaia and Lyxor. -1d]

(10)
Glenn Dubin and Henry Swieca are the principals of HighBridge Capital Management, the trading advisor to HighBridge International LLC.

(11)
JMG Capital Partners, L.P. is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission. JMG Capital Management, LLC has voting and dispositive power over JMG Capital Partners' investments, including the notes. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over JMG Capital Partners' portfolio holdings.

(12)
JMG Triton Offshore Fund, Ltd., or JMG Triton, is an international business company under the laws of the British Virgin Islands. JMG Triton's investment manager is Pacific Assets Management LLC, a Delaware limited liability company. Pacific Assets Management LLC is an investment advisor registered with the Securities and Exchange Commission and has voting and notes. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Assets Management LLC are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and Messrs. Glaser and Richter have sole investment and voting discretion over JMG Triton's portfolio holdings.

(13)
TQA Investors, L.L.C. has voting or investment power over the notes and shares of common stock issuable upon conversion of the notes. TQA Investors, L.L.C. consists of the following five members: Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.

(14)
Onyx Capital Management, LLC is the investment adviser to Onyx Fund Holdings, LDC and consequently has voting control and investment discretion over securities held by Onyx Fund Holdings, LDC. Onyx Capital Management, LLC disclaims beneficial ownership of the shares beneficially owned by Onyx Fund Holdings, LDC. Andrew Royce indirectly controls Onyx Capital Management, LLC and has the power to direct the voting and disposition of the securities held by Onyx Fund Holdings, LDC. Mr. Royce also disclaims beneficial ownership of the shares held by Onyx Fund Holdings, LDC.

(15)
Amalgamated Gadget, L.P. has the sole power to direct the vote and to dispose or direct the disposition of the registrable securities pursuant to an investment management agreement with R2 Investments, LDC. Amalgamated Gadget, L.P. is controlled by Scepter Holdings, Inc., its sole general partner, which is in turn controlled by Geoffrey Raynor, the President and sole shareholder of Sceptor Holdings, Inc.

(16)
CooperNeff Advisors Inc. has sole investment control and shared voting control over the securities. Christian Menestrier is the CEO of CooperNeff Advisors Inc.

(17)
Archeus Capital Management, LLC is the Investment Manager for The Animi Master Fund, Ltd. and has voting and dispositive power over the securities held by The Animi Master Fund, Ltd. Peter Hirsch is a Managing Member of Archeus Capital Management, LLC and its Chief Investment Officer on behalf of The Animi Master Fund, Ltd.

QuickLinks

SELLING SECURITYHOLDERS